Exhibit (a)(14)


                                                                 Media Relations

                                                             CREDIT SUISSE GROUP
                                                                      P.O. Box 1
                                                                  CH-8070 Zurich
                                                    Telephone     +41-1-333 8844
                                                    Fax           +41-1-333 8877



Credit Suisse Group extends Tender Offer for Donaldson, Lufkin & Jenrette

Zurich and New York, 6 October 2000 - Credit Suisse Group today announced that it is extending its offer to acquire all outstanding shares of common stock of the series designated Donaldson, Lufkin & Jenrette, Inc. - DLJ common stock of DLJ (DLJ Shares) to 12:00 midnight, New York City time, on Wednesday, 11 October 2000. The offer was previously scheduled to expire at 12:00 midnight, New York City time, on 5 October 2000.

Based on the latest count of tendered DLJ Shares, approximately 42,922,751 DLJ Shares have been tendered and not withdrawn pursuant to the offer, representing approximately 30% of the outstanding DLJ Shares and 85% of the DLJ Shares held by persons other than AXA and its affiliates. In accordance with the terms of the Offer to Purchase, dated 8 September 2000, Credit Suisse Group is extending its offer to allow for the satisfaction of certain closing conditions.

As a consequence of the extension of the expiration date, holders of DLJ Shares may tender or withdraw shares until 12:00 midnight, New York City time, on 11 October 2000, unless the offer is further extended.

Inquiries
Media Relations        Telephone +41-1-333 8844        Fax +41-1-333 8877
Investor Relations     Telephone +41-1-333 4570        Fax +41-1-333 2587
Internet               http://www.csg.ch


Important Legal Information

The foregoing is qualified in its entirety by reference to the Tender Offer Statement on Schedule TO, as amended, filed by Credit Suisse Group which contains important information about the tender offer. Investors can obtain such Tender Offer Statement on Schedule TO, as amended, and other filed documents, for free from the U.S. Securities and Exchange Commission website http://www.sec.gov.